UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2007
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 16, 2007, Irving E. Lingo, Jr. stepped down from his position as Executive Vice President, Chief Financial Officer and Assistant Secretary of Corrections Corporation of America (the “Company”). Mr. Lingo, however, has agreed to remain with the Company for a one-year period of time in order to assist the new Chief Financial Officer of the Company and to provide other assistance to the Company as needed. In connection therewith, the Company and Mr. Lingo have entered into an amendment to Mr. Lingo’s employment agreement and general release (the “Agreement”), pursuant to which Mr. Lingo will remain an employee of the Company until March 17, 2008. The terms of the Agreement are described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 13, 2007.
     Effective March 16, 2007, Todd J. Mullenger was appointed as Executive Vice President and Chief Financial Officer of the Company. Prior to his appointment, Mr. Mullenger, age 48, served as the Company’s Vice President, Treasurer from January 2001 to March 2007 and served as the Company’s Vice President, Finance from August 2000 to January 2001. Mr. Mullenger also served as the vice president of finance of the Company’s predecessor company and affiliated operating company prior to the completion of the Company’s restructuring during the fourth quarter of 2000. Mr. Mullenger’s previous experience includes service as assistant vice president-finance of Service Merchandise Company, Inc. and as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.
     In connection with his appointment, the Company entered into an employment agreement with Mr. Mullenger. The material terms of Mr. Mullenger’s employment agreement are generally as described below, subject in all respects to the terms and conditions of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.
     Duties. Mr. Mullenger will serve as Executive Vice President and Chief Financial Officer of the Company and such other office or offices to which he may be appointed or elected by the Board of Directors of the Company. Subject to the direction and supervision of the Board of Directors of the Company, Mr. Mullenger will perform such duties as are customarily associated with the office of Chief Financial Officer and such other offices to which he may be appointed or elected by the Board of Directors.
     Term. Subject to the termination provisions described below, the term of the employment agreement expires on December 31, 2007 and is subject to three one-year automatic renewals unless either party gives not less than 60 days prior written notice to the other party that it is electing not to extend the agreement.
     Compensation. The agreement provides an annual base salary of $270,000 as well as customary benefits, including bonuses pursuant to the Company’s cash compensation incentive plans, stock options or restricted stock awards pursuant to the Company’s equity incentive plans, life and health insurance, and reimbursement for membership fees in connection with memberships in professional and civic organizations which are approved in advance by the Company. Pursuant to the terms of the agreement, the Company will also reimburse Mr. Mullenger for all reasonable travel and other business expenses incurred by Mr. Mullenger in performance of his duties. Compensation payable under the agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on Mr. Mullenger’s personal performance and the performance of the Company.
     Termination of Agreement. Under the agreement, if the Company terminates the employment of Mr. Mullenger with “cause,” it is only required to pay Mr. Mullenger his salary earned through the date of such termination. If the Company terminates the employment of Mr. Mullenger without “cause,” including non-renewal by the Company, the Company generally is required to pay a cash severance payment equal to Mr. Mullenger’s annual base salary then in effect, payable in accordance with a predetermined schedule based on the date of termination. In the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Mullenger will be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) certain tax reimbursement payments, and (iii) coverage under existing life, medical, disability, and health insurance plans for a period of one year.
     Non-Competition. Pursuant to the terms of the agreement, Mr. Mullenger is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Mr. Mullenger is also subject to certain confidentiality and non-disclosure provisions during this period.
     As a result of his appointment, Mr. Mullenger was also awarded (i) an option to purchase 13,172 shares of common stock of the Company under the Company’s Amended and Restated 2000 Stock Incentive Plan (the "2000 Plan") and (ii) 4,572 shares of restricted stock under the 2000 Plan. Each of these grants is subject to individual award agreements, the forms of which the Company has previously filed with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Employment Agreement, dated as of March 16, 2007, with Todd J. Mullenger.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 16, 2007	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ John D. Ferguson
John D. Ferguson
President and Chief Executive Officer